Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Insperity, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.01 per share	457(h)	1,325,000	$95.76	$126,882,000	0.0001102	$13,982.40
Total Offering Amounts							$13,982.40
Total Fee Offsets							—
Net Fee Due							$13,982.40
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(1)Represents the aggregate additional number of shares of the registrant’s ordinary shares, $0.01 par value per share, reserved for issuance under the Insperity, Inc. Incentive Plan.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. Represents the average high and low prices per share of the registrant’s ordinary shares as reported on the NYSE stock market on August 2, 2023.